Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-236503-01

October 25, 2021

American Airlines, Inc.

$757,825,000 Pass Through Certificates, Series 2021-1A

Pricing Term Sheet, dated October 25, 2021 to the preliminary prospectus supplement dated October 25, 2021 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Pass Through Certificates, Series 2021-1A (“Class A Certificates”)

Amount:	$757,825,000

Price to Public:	100%

CUSIP:	02379K AA2

ISIN:	US02379KAA25

Coupon/Stated Interest Rate:	2.875%

Make-Whole Spread Over Treasuries:	0.20%

Available Amount under the Liquidity Facilities at January 11, 2023[1]:	$31,804,968

Initial “Maximum Commitment” under the Liquidity Facilities:	$36,494,011

Underwriters’ Purchase Commitments:

Deutsche Bank Securities Inc.

Citigroup Global Markets, Inc.

Goldman Sachs & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc

Credit Suisse Securities (USA) LLC

ICBC Standard Bank Plc

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

BOK Financial Securities, Inc.

$128,830,250

$128,830,250

$128,830,250

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

$26,523,875

Underwriting Commission:	$7,578,250

Percentage Concession to Underwriters:	0.50%

Discount to Brokers/Dealers:	0.25%

Settlement:	November 8, 2021 (T+10), the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Deutsche Bank Securities Inc., toll-free at 1 (800) 503-4611, Citigroup Global Markets, Inc., toll-free at 1 (800) 945-0258 or Goldman Sachs & Co. LLC, toll-free at 1 (201) 793-5170.

[1]

The first Regular Distribution Date that occurs after the currently scheduled delivery month of the last New Aircraft to be delivered to American, assuming that all Aircraft have been financed in accordance with the terms and conditions of the Note Purchase Agreement prior to such Regular Distribution Date and that all interest and principal due on or prior to such Regular Distribution Date have been paid.